Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
	2008	2007	2008	2007
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$183	$202	$1,703	$1,584
Southern Power	20	8	145	132
Total	203	210	1,848	1,716
Synthetic Fuels	1	8	(1)	61
Parent Company and Other	(18)	(14)	(105)	(43)
Net Income –As Reported	$186	$204	$1,742	$1,734

Basic Earnings Per Share -	$0.24	$0.27	$2.26	$2.29

Average Shares Outstanding (in millions)	776	762	771	756
End of Period Shares Outstanding (in millions)			778	763

	Three Months Ended December		Year-to-Date December
	2008	2007	2008	2007
Consolidated Earnings–Excluding Items
(See Notes)
Net Income - As Reported	$186	$204	$1,742	$1,734
Leveraged Lease Adjustments	16	-	83	-
Synthetic Fuels	(1)	(8)	1	(61)
Net Income–Excluding Items	$201	$196	$1,826	$1,673

Basic Earnings Per Share–Excluding Items	$0.26	$0.26	$2.37	$2.21

Notes
- For the three months and twelve months ended December 31, 2008 and 2007, diluted earnings per share are not more than 1 cent per share and are not material.

-    The charges related to Southern Company's investments in leveraged lease transactions significantly impacted the presentation of earnings and earnings per share for the three months and twelve months ended December 31, 2008, and significant charges related to these investments are not expected to occur on a regular basis.

-    Tax credits associated with Southern Company's synthetic fuel investments expired December 31, 2007. Synthetic fuel related income no longer materially contributes to Southern Company's earnings or earnings per share.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-K.